Exhibit 99.1

P.A.M. Transportation Services, Inc. Converts to PAMT CORP, a Nevada Corporation

Tontitown, Arkansas, November 8, 2024….. P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company”) today announced that, effective November 7, 2024, the Company has completed its redomestication to the State of Nevada by converting from a corporation organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Nevada under the new corporate name PAMT CORP (the “Redomestication”).

Upon the Redomestication, each outstanding share of common stock of the Company as a Delaware corporation was automatically converted into one outstanding share of common stock of the Nevada corporation. The Company’s common stock will continue to be traded on The Nasdaq Stock Market under the trading symbol “PTSI” until Tuesday, November 12, 2024. Upon the commencement of trading on November 12, 2024, the Company’s common stock will begin trading on The Nasdaq Stock Market under the name PAMT CORP and the new trading symbol “PAMT.” Holders of the Company’s shares of common stock do not need to exchange their existing stock certificates for new stock certificates, as the existing stock certificates will continue to represent shares of the Company as a Nevada corporation.

The Redomestication was previously approved by the board of directors of the Company, and subsequently approved by the shareholders of the Company at the Company’s annual meeting of shareholders held on October 31, 2024. The Redomestication did not result in any change in the Company’s business, operations, management, assets, liabilities or net worth. Additional information regarding the Redomestication is provided in the Company’s proxy statement for the annual meeting filed with the Securities and Exchange Commission on September 20, 2024.

About PAMT CORP

PAMT CORP (formerly P.A.M. Transportation Services, Inc.) is a holding company that owns subsidiaries engaged in providing truckload dry van carrier transporting general commodities throughout the continental United States, as well as the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected prospects, plans or events, such as the continued trading of the Company’s common stock on The Nasdaq Stock Market and the Company’s adoption of a new trading symbol, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual events to differ materially from future events expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the Company’s continued compliance with applicable Nasdaq listing standards, Nasdaq’s completion of applicable updates to the Company’s information on its trading platform and implementation of the Company new trading symbol, and other potential factors. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Lance K. Stewart

(479) 361-9111